Exhibit 99.1
Peloton Interactive, Inc. Announces Closing of $1.0 Billion of 0% Convertible Senior Notes Due 2026, Including Full Exercise of Initial Purchasers’ $125.0 Million Option to Purchase Additional Notes
NEW YORK – February 11, 2021 – Peloton Interactive, Inc. (“Peloton”) (Nasdaq: PTON) today announced that it has closed its offering of 0% convertible senior notes due 2026 (the “notes”) for gross proceeds of $1.0 billion, including the full exercise of the $125.0 million option to purchase additional notes granted by Peloton to the initial purchasers. The notes were only sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
The notes are senior, unsecured obligations of Peloton that do not bear regular interest, and the principal amounts of the notes will not accrete. The notes will mature on February 15, 2026, unless earlier redeemed, repurchased, or converted. Peloton may not redeem the notes prior to February 20, 2024. Peloton may redeem for cash all or any portion of the notes, at its option, on or after February 20, 2024 and on or before the 20th scheduled trading day immediately before the maturity date, if the last reported sale price of Peloton’s Class A common stock exceeds 130% of the conversion price then in effect on (1) at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on and including the trading day immediately before the date on which Peloton provides notice of redemption and (2) the trading day immediately before the date Peloton sends such notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid special interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the notes, which means that Peloton is not required to redeem or retire the notes periodically. Holders of the notes will have the right to require Peloton to repurchase for cash all or a portion of their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a purchase price of 100% of their principal amount plus any accrued and unpaid special interest, if any. The notes are convertible at an initial conversion rate of 4.1800 shares of Peloton’s Class A common stock, per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $239.23 per share of Class A common stock, which represents a conversion premium of approximately 65% to the last reported sale price of $144.99 per share of Peloton’s Class A common stock on The Nasdaq Global Select Market on February 8, 2021).
Peloton estimates that the net proceeds from the offering will be approximately $976.8 million, after deducting the initial purchasers’ discount and commissions and estimated offering expenses payable by Peloton. Peloton used approximately $81.3 million of the net proceeds from the offering of the notes to pay the cost of the capped call transactions described below. Peloton intends to use the remainder of the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, including for the construction or expansion of facilities, and investments in and acquisitions of other companies, products or technologies that Peloton may identify in the future.
In connection with the pricing of the notes and the full exercise of the option by the initial purchasers to purchase additional notes, Peloton entered into privately negotiated capped call transactions with certain of the initial purchasers or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of Peloton’s Class A common stock underlying the notes sold in the offering. The capped call transactions are generally expected to reduce potential dilution to Peloton’s Class A common stock upon any conversion of the notes and/or offset any potential cash payments Peloton is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.
The notes were only offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of Peloton’s Class A common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes or any shares of Class A common stock potentially issuable upon conversion of the notes and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” including, among other things, the potential effects of capped call transactions and statements relating to the expected use of proceeds from the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, prevailing market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in the United States or internationally, and risks related to the impact of the COVID-19 pandemic. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Peloton’s business and financial results, please review the “Risk Factors” described in Peloton’s Annual Report on Form 10-K for the year ended June 30, 2020 and Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) and in Peloton’s other filings with the SEC. Except as may be required by law, Peloton undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this release.
Media Contact:
press@onepeloton.com
Investor Relations Contact:
investor@onepeloton.com
Source: Peloton Interactive
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